As filed with the Securities and Exchange Commission on December 17, 1998

                                                Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                         -------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                        --------------------------------

                             ENERGY EAST CORPORATION
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             (Exact name of Registrant as specified in its charter)

          NEW YORK                                              14-1798693
-------------------------------                             -------------------
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                                 P.O. BOX 12904
                           ALBANY, NEW YORK 12212-2904
                    -----------------------------------------
                    (Address of principal executive offices)

                             ENERGY EAST CORPORATION
                              RESTRICTED STOCK PLAN
                              (Full title of plan)

                       ----------------------------------

                                DANIEL W. FARLEY
                                    SECRETARY
                             ENERGY EAST CORPORATION
                                 P.O. BOX 12904
                           ALBANY, NEW YORK 12212-2904
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (518) 434-3049
           ------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                       ----------------------------------

                         CALCULATION OF REGISTRATION FEE


======================================================================================================================
                                                                    Proposed        Proposed
                                                    Amount           maximum         maximum              Amount of
Title of Securities                                 to be         offering price    aggregate           registration
  to be registered                                registered        per share*    offering price*           fee
----------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 Par Value) .............     1,000,000 Shs.       $55.5937        $55,593,750          $15,456
======================================================================================================================
*    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

======================================================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                The Securities and Exchange Commission allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement, except for any information superseded by information in this Registration Statement. This Registration Statement incorporates by reference the documents set forth below that were previously filed with the SEC. Such documents contain important information about the Registrant, its subsidiaries, and their operations and financial condition.

                1. New York State Electric & Gas Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to the Exchange Act.

                2. New York State Electric & Gas Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed pursuant to the Exchange Act.

                3. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998, filed pursuant to the Exchange Act.

                4. The Registrant's Current Report on Form 8-K dated May 1, 1998, filed pursuant to the Exchange Act.

         We are also incorporating by reference additional documents that we may file with the SEC between the date of this Registration Statement and the filing of a post-effective amendment which indicates that all of the securities have been sold or which deregisters all securities then remaining unsold.

ITEM 4. DESCRIPTION OF COMMON STOCK

         The following statements with respect to the Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share, of the Registrant are summaries of certain provisions of the Registrant's Restated Certificate of Incorporation ("Charter") setting forth the designations, preferences, privileges and voting powers of such stock and the restrictions or qualifications thereof. The statements herein contained are summaries and reference is made to the Charter for the full provisions.

         General. The Registrant's Charter provides that, to the extent permitted by the Business Corporation Law of the State of New York ("BCL") and the Registrant's Charter, the Board of Directors of the Registrant is authorized, at any time or from time to time, to establish and designate one or more series of the Registrant's Preferred Stock and to fix the number of shares and the relative rights, preferences and limitations of each such series.

         Dividends. Subject to any prior rights of the Registrant's Preferred Stock, if any should become outstanding, dividends on the Registrant's Common Stock will be paid if, when and as determined by the Board of Directors of the Registrant from time to time out of funds legally available therefor.

         Voting Rights. Holders of the Registrant's Common Stock are entitled to one vote for each share held by them on all matters submitted to the stockholders of the Registrant. The Registrant's Charter provides for the adoption of a plan of merger or consolidation by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast. Holders of the Registrant's Common Stock do not have cumulative voting rights in the election of directors. The Registrant's Charter and By-Laws require the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast in order for stockholders to

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alter, amend, repeal, or adopt any provision inconsistent with, certain specified provisions of the Registrant's By-Laws. The Registrant's Board of Directors is divided into three classes serving staggered three year terms.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Registrant, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of the Registrant's Preferred Stock shall be entitled under the provisions of any series of the Registrant's Preferred Stock established by the Board of Directors, the holders of the Registrant's Common Stock will be entitled, to the exclusion of the holders of the Registrant's Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Registrant available for distribution.

         Preemptive and Other Rights. The holders of the Registrant's capital stock are not entitled to any preemptive rights to subscribe for or purchase any part of any issue, sale or offering of any shares of the Registrant of any class or series, now or hereafter authorized, or of any options, warrants or rights to subscribe for or purchase any such shares, or of any securities convertible into, exchangeable for, or carrying options, warrants or rights to subscribe for or purchase, any such shares, regardless of whether such issue, sale or offering is for cash, property, services or otherwise. The Registrant's Common Stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions. The shares of the Registrant's Common Stock to be issued in connection with the Plan when issued will be fully paid and non-assessable.

         Listing. The Registrant's Common Stock is listed on the New York Stock Exchange.

         Transfer Agent and Registrar. The Transfer Agent and Registrar for the Registrant's Common Stock is ChaseMellon Shareholder Services, L.L.C., P.O. Box 3315, South Hackensack, New Jersey 07606-1915.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The BCL provides that if a derivative action is brought against a director or officer, the Registrant may indemnify him against amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the Registrant. In a nonderivative action or threatened action, the BCL provides that the Registrant may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.

         Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

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         The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

         The By-Laws of the Registrant provide that to the extent not prohibited by law, the Registrant shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceedings by reason of the fact that he, or his testator or intestate, (i) is or was a director or officer of the Registrant or (ii) is or was serving any other corporations of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at the request of the Registrant.

The By-Laws of the Registrant also provide, among other things, that:

          (1) no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

          (2) the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

          (3) the Registrant may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of the Registrant, or who is serving, or is about to serve, at the request of the Registrant, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

         The Registrant has insurance policies indemnifying its directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

ITEM 8. LIST OF EXHIBITS

        See Exhibit Index.

ITEM 9. UNDERTAKINGS

A.      Undertaking to Update Annually

        The Registrant hereby undertakes:

                 (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities
        Act;

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

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that the undertakings set forth in paragraphs (i) and (ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


B.       Incorporating Subsequent Exchange Act Documents by Reference

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's By-Laws, the BCL or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful

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

defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of December, 1998.

                                                 ENERGY EAST CORPORATION

                                                 BY  W. W. VON SCHACK*
                                                       CHAIRMAN

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive, Financial and
Accounting Officer:

   W. W. von Schack*          Chairman and Director           December 17, 1998


Directors:

   Richard Aurelio*           Director
   James A. Carrigg*          Director
   Alison P. Casarett*        Director
   Joseph J. Castiglia*       Director
   Lois B. DeFleur*           Director
   Everett A. Gilmour*        Director
   Paul L. Gioia*             Director                        December 17, 1998
   John M. Keeler*            Director
   Ben E. Lynch*              Director
   Alton G. Marshall*         Director
   Walter G. Rich*            Director


*By:  /s/ T.G. BORKOWSKY
     --------------------------
    (T.G. Borkowsky, attorney-in-fact)

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                                  EXHIBIT INDEX

Exhibit No.
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   23-1      Consent of PricewaterhouseCoopers LLP

   24-1      Power of Attorney of Directors and Officers.

   24-2      Power of Attorney of Registrant.